Exhibit 99.1

MBIA Inc. Reports Third Quarter Financial Results

Highlights

  MBIA Inc.’s Adjusted Book Value (ABV), a non-GAAP measure, was $36.11 per share at September 30, 2010 compared with $35.76 per share at June 30, 2010.
  MBIA Inc. recorded a net loss to common shareholders of $213 million, or $1.06 per share, for the third quarter of 2010, compared with a net loss of $728 million, or $3.50 per share, in the third quarter of 2009.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $68 million in the third quarter of 2010 compared with an adjusted pre-tax loss of $446 million in the third quarter of 2009.

ARMONK, N.Y.--(BUSINESS WIRE)--November 9, 2010--MBIA Inc. (NYSE: MBI) (the Company) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $36.11 as of September 30, 2010, compared with $35.76 as of June 30, 2010. Book value per share was $12.56 as of September 30, 2010.

The net loss to common shareholders for the third quarter of 2010 was $213 million, or $1.06 per share, compared with a net loss of $728 million, or $3.50 per share, in the third quarter of 2009. The net loss was driven primarily by a $492 million pre-tax net loss on the fair value of insured credit derivatives resulting primarily from increased market prices on recovery rate and credit default swap derivatives in the mark-to-market model, which decreases the non-performance risk components associated with MBIA Corp.

The adjusted pre-tax loss, a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures), for the third quarter of 2010 was $68 million compared with an adjusted pre-tax loss of $446 million in the third quarter of 2009. The Company believes that ABV and adjusted pre-tax income provide investors with additional views of its operating performance in the quarter that management finds useful in measuring financial performance.

“Our third quarter financial results continued the trend toward lower volatility,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “MBIA Corp.’s insured losses continued to moderate in the third quarter compared to those of 2008 and 2009. The liquidity position in MBIA Corp. was significantly improved compared to earlier this year. The litigation that constrains our re-entry into the U.S. public finance insurance business continues, but our belief that the New York State Insurance Department made the right decision in February 2009 is borne out by the fact that we continue to pay all claims and obligations as they come due.”

Third Quarter 2010 Segment Results

The following is a summary of book value and ABV per share data as of September 30, 2010 and pre-tax results by segment for the third quarter:

$ in millions except per share		Structured	Advisory
data	U.S. Public	Finance and	Services
	Finance	International	(Cutwater)	Corporate	Wind-down	Consolidated
09/30/10 BV per share	$15.80	$4.97	$0.15	$(1.20)	$(7.16)	$12.56
06/30/10 BV per share	$14.97	$6.44	$0.15	$(1.26)	$(7.14)	$13.16
Change in BV per share	$0.83	$(1.47)	$0.00	$0.06	$(0.02)	$(0.60)

09/30/10 ABV per share	$22.12	$19.15	$0.15	$(1.19)	$(4.12)	$36.11
06/30/10 ABV per share	$21.43	$19.42	$0.15	$(1.26)	$(3.98)	$35.76
Change in ABV per share	$0.69	$(0.27)	$0.00	$0.07	$(0.14)	$0.35

3Q 2010 Pre-tax Income	$167	$(343)	$(1)	$(80)	$(104)	$(357)
3Q 2009 Pre-tax Income	$132	$(1,077)	$0	$(58)	$(62)	$(1,066)

3Q 2010 Adj. Pre-tax Income	$167	$(50)	$(1)	$(80)	$(104)	$(68)
3Q 2009 Adj. Pre-tax Income	$132	$(457)	$0	$(58)	$(62)	$(446)

U.S. Public Finance Results

The Company’s U.S. public finance insurance business is conducted through its National Public Finance Guarantee Corp. (National) subsidiary. National recorded $167 million of adjusted pre-tax income in the third quarter of 2010 compared with $132 million of adjusted pre-tax income in the third quarter of 2009. Adjusted pre-tax income in the third quarter of 2010 was favorably affected by $45 million of realized capital gains in National’s investment portfolio.

National's existing book of business generated total premiums earned of $100 million in the third quarter of 2010 compared with $143 million in total premiums earned in the third quarter of 2009.

Net investment income for National declined 4 percent to $59 million in the third quarter of 2010 from $61 million in the comparable period of 2009 due to lower average yields. Over the same period, National’s investment portfolio increased in size by 4 percent, from $5.3 billion at September 30, 2009 to $5.5 billion at September 30, 2010. National’s investment portfolio remains liquid, averaging Double-A credit quality. National’s net gains on sales of investments totaled $45 million in the third quarter of 2010.

National’s loss and loss adjustment expenses totaled $6 million in the third quarter, compared with $29 million in the third quarter of 2009.

National’s amortization of deferred acquisition costs totaled $16 million in the third quarter of 2010, down 51 percent from $33 million in the third quarter of 2009, reflecting slower amortization and fewer refundings within its insured portfolio in the third quarter of 2010 compared with the third quarter of 2009. Operating expenses were $17 million in the third quarter of 2010, up 54 percent from $11 million in the comparable period of 2009. The increase resulted primarily from higher legal expenses, partially offset by lower compensation expenses.

As of September 30, 2010, National’s statutory capital was $2.3 billion and its claims-paying resources totaled $5.6 billion.

Structured Finance and International Insurance Results

The Structured Finance and International Insurance business is conducted through MBIA Corp. and its subsidiaries.

As previously announced, during the third quarter MBIA Corp. acquired the 83 percent of ChannelRe Holdings Ltd. and Channel Reinsurance Ltd. (Channel Re) that it did not previously own for $40 million. Channel Re was a financial guarantee reinsurer founded in 2004 which assumed business only from MBIA Corp. and its affiliates. The Company subsequently commuted all of its reinsurance with Channel Re and liquidated Channel Re and ChannelRe Holdings Ltd. As a result of the reinsurance commutations, MBIA Corp., National and MBIA UK Insurance Limited reassumed exposure of approximately $22 billion, $8 billion and $2 billion, respectively. While the transaction resulted in a $61 million reduction to GAAP earnings in the third quarter, it enhanced MBIA Corp.’s liquidity through the addition of $595 million of liquid assets and improved MBIA Corp.’s statutory capital position by approximately $132 million.

The adjusted pre-tax loss for the Structured Finance and International Insurance segment for the third quarter of 2010 was $50 million compared with an adjusted pre-tax loss of $457 million in the third quarter of 2009. Premiums earned, net investment income and fees and reimbursements totaled $113 million in the third quarter of 2010. Losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) on insured exposures totaled $299 million in the third quarter while operating expenses and all other line items in the aggregate had a net $136 million positive impact in the adjusted pre-tax loss calculation.

During the third quarter of 2010, the Company increased its expectations for losses on insured exposures in the Structured Finance and International Insurance segment. The following is a summary of all insured portfolio economic loss activity in the third quarter, without regard to how such losses are presented in the Company’s financial statements:

3Q 2010 Economic Loss Activity
($ in thousands)	RMBS	ABS CDOs	CMBS	Other	Total
Change in Expected Payments	$106,653	$163,218	$172,341	$152,828	$595,040
Change in Expected Salvage	(130,906)	(3,830)	-	(40,203)	(174,939)
FX Effect	-	-	-	(121,274)	(121,274)
Total Economic Losses	($24,253)	$159,388	$172,341	($8,649)	$298,827

In the third quarter, the Company reduced its expectations of future losses on RMBS exposures. The Company increased its expectations of future claims payments by $107 million due to slower declines in expected delinquencies than those observed in the second quarter of 2010. However, this increase was more than offset by additional expected recoveries of $131 million, primarily from contractual claims related to ineligible mortgages. The Company’s estimates for expected recoveries related to “putbacks” of ineligible mortgages totaled $2.2 billion as of September 30, 2010.

A substantial majority of the Company’s representation and warranty claims have been disputed by the loan seller/servicers and is currently subject to litigation. In addition, there is some risk that the seller/servicers or other responsible parties might not be able to satisfy their putback obligations. Alternatively, prevailing in litigation could result in recoveries that are substantially higher than the amounts currently recognized as recoveries. As a result, there is uncertainty regarding the Company’s ability to realize these expected putback recoveries.

Third quarter economic losses on multi-sector ABS CDOs totaled $159 million, driven primarily by deterioration in subprime and Alt-A mortgage-backed assets underlying the transactions.

In the third quarter of 2010, the Company estimated $172 million of incremental economic losses on certain insured transactions backed by pools of commercial mortgage-backed securities (CMBS). The Company observed deterioration in the performance of the assets underlying these insured transactions, and modeled losses increased, even though the Company has observed relatively few property liquidations that would erode the deductibles in the pools. Most of the increase in credit impairments is associated with a single CMBS pool.

The following is a summary of third quarter economic losses categorized on the basis of how they are reflected in the Company’s financial statements pursuant to GAAP:

3Q 2010 Economic Losses
$ in thousands
Change in Expected Payments	$57,432
Change in Insurance Recoveries	(82,529)
Loss & LAE Expense on Policies Subject to Insurance Accounting	(25,097)

Credit Impairments on Insured VIEs	198,287

Credit Impairments on Insured Credit Derivatives	245,391
LAE on Insured Credit Derivatives	1,520
Credit Impairments and LAE on Insured Credit Derivatives	246,911

Total Losses Excluding FX Effect	420,101
FX Effect	(121,274)
Total Economic Losses	$298,827

The $245 million of credit impairments on insured credit derivatives estimated by the Company in the third quarter of 2010 consisted of the previously mentioned $172 million in losses on transactions backed by pools of commercial mortgage-backed securities and $73 million of the $159 million in total multi-sector ABS CDO losses.

During the third quarter, MBIA Corp. paid a total of $329 million in net claims in connection with its second-lien residential mortgage exposures. Net claims on insured RMBS have been trending downward each quarter since peaking at $636 million in the second quarter of 2009.

As of September 30, 2010, the Company’s net derivative liability (the cumulative negative mark-to-market) with respect to insured credit derivatives was $5.5 billion for all non-consolidated VIE insured credit derivatives. The Company considers approximately $2.7 billion of the $5.5 billion net derivative liability to be credit impaired. The Company expects the unimpaired portion of the unrealized gains and losses in fair value (marks-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives.

MBIA Corp.’s liquidity position improved in the third quarter as cash and liquid asset balances increased and net claims payments continued their downward trend. As of September 30, 2010, MBIA Corp.’s statutory balance sheet reflected $4.3 billion in cash and invested assets including $2.0 billion of cash and short-term investments available to meet demands on its liquidity. Cash and invested assets totaled $3.7 billion at June 30, 2010 including $1.1 billion of cash and short-term investments. The cash and short-term investments exclude amounts held by subsidiaries. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $3.1 billion and claims-paying resources totaling $6.3 billion at September 30, 2010.

Advisory Services

The Company’s Advisory Services business is conducted in its Cutwater Asset Management subsidiary. Cutwater recorded an adjusted pre-tax loss of $0.6 million in the third quarter driven by expenses associated with infrastructure enhancements to support its growth plans.

Cutwater’s average assets under management in the third quarter were $43.2 billion, up 1 percent from $42.7 billion in the second quarter of 2010. Average assets under management in the third quarter comprised $26.4 billion of third-party assets and $16.8 billion of assets managed for MBIA Inc. and its subsidiaries. Third-party average assets under management increased 1 percent from the second quarter of 2010 and 6 percent from the third quarter of 2009.

Corporate Segment

The Corporate segment recorded an adjusted pre-tax loss of $80 million in the third quarter of 2010 compared with an adjusted pre-tax loss of $58 million in the third quarter of 2009. The adjusted pre-tax losses in the third quarters of 2010 and 2009 were driven by negative marks-to-market on outstanding warrants issued on MBIA Inc. common stock.

As of September 30, 2010, the Corporate segment of the holding company had $355 million in cash and short-term investments.

The Company repurchased approximately 1.6 million shares of its common stock at an average price of $7.15 during the third quarter. As of September 30, 2010, approximately $73 million of repurchase authorization remained available under the Company's $1.0 billion share buyback program.

Wind-Down Operations

Wind-Down Operations comprise the Company’s Asset Liability Management and Conduit businesses, both of which are in run-off.

The adjusted pre-tax loss for Wind-Down Operations was $104 million in the third quarter of 2010 compared with an adjusted pre-tax loss of $62 million in the third quarter of 2009. The adjusted pre-tax loss in the third quarter of 2010 was driven by a $118 million net loss on financial instruments at fair value and foreign exchange resulting primarily from increased values of liabilities denominated in foreign currencies.

This segment repurchased $26 million par amount of medium-term notes at discounts during the third quarter, resulting in net gains on the extinguishment of debt that totaled $10 million.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, November 10, 2010 at 8:00 AM (EDT) to discuss its third quarter 2010 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 14798707. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on November 10 until 11:59 p.m. on November 24 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 14798707. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will not realize insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios; the possibility that loss reserve estimates are not adequate to cover potential claims; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; the Company’s ability to favorably resolve regulatory proceedings and litigation claims against the Company and legal actions initiated by the Company in connection with potential insurance loss recoveries; an inability to achieve high, stable credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”) measures the value of the Company adjusted for items that are expected to impact stockholders’ equity in future periods. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of insured derivative installment premiums, the present value of the net spread of asset/liability products and a provision for loss and loss adjustment expenses. The Company believes the presentation of ABV provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Adjusted Pre-tax Income: Adjusted pre-tax income, a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income. The Company uses adjusted pre-tax income as a measure of fundamental periodic financial performance. Adjusted pre-tax income adjusts GAAP pre-tax income to remove gains and losses related to fair valuing insured credit derivatives and financial assets and liabilities of consolidated VIEs, which the Company believes will reverse over time, as well as to add in changes in the present value of insurance claims the Company expects to pay related to these items based on its ongoing insurance loss monitoring.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	September 30, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$9,593,126 and $10,366,737)(includes hybrid financial instruments at fair value $0 and $30,690)
	$9,218,812	$9,330,413
Fixed-maturity securities at fair value	56,932	-
Investments pledged as collateral, at fair value (amortized cost $569,228 and $587,648)	589,791	557,245
Short-term investments held as available for sale, at fair value (amortized cost $2,657,009 and $2,696,724)
	2,657,622	2,688,208
Other investments (includes investments at fair value of $280,895 and $252,608)	283,267	255,491
Total investments	12,806,424	12,831,357
Cash and cash equivalents	902,624	803,243
Accrued investment income	103,397	94,821
Premiums receivable	1,678,174	2,020,619
Deferred acquisition costs	429,408	469,550
Prepaid reinsurance premiums	100,788	357,773
Insurance loss recoverable	2,200,872	2,444,754
Reinsurance recoverable on paid and unpaid losses	18,689	61,996
Goodwill	31,371	31,371
Property and equipment, at cost (less accumulated depreciation of $134,626 and $139,076)	71,986	76,834
Receivable for investments sold	172,252	18,088
Derivative assets	23,041	865,708
Current income taxes	30,625	545,883
Deferred income taxes, net	944,438	716,615
Other assets	46,356	50,448
Assets of consolidated VIEs:
Cash	513,655	-
Investments held-to-maturity, at amortized cost (fair value $3,820,762 and $2,800,400)	4,235,544	3,131,765
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $259,110 and $754,096)	259,368	516,369
Fixed-maturity securities at fair value	5,459,127	128,112
Loans receivable at fair value	1,942,676	481,622
Loan repurchase commitments	794,381	-
Derivative assets	441,527	-
Other assets	65,493	53,844
Total assets	$33,272,216	$25,700,772
Liabilities and Equity
Liabilities:
Unearned premium revenue	$4,329,827	$4,955,256
Loss and loss adjustment expense reserves	935,722	1,580,021
Reinsurance premiums payable	71,387	239,154
Investment agreements	2,280,004	2,725,958
Medium-term notes (includes financial instruments carried at fair value $110,076 and $109,768)
	1,851,661	2,285,047
Securities sold under agreements to repurchase	470,715	501,871
Short-term debt	72,426	18,112
Long-term debt	1,851,983	2,223,536
Deferred fee revenue	10,209	11,061
Payable for investments purchased	158,603	15,780
Derivative liabilities	5,812,256	4,593,760
Other liabilities	296,119	304,066
Liabilities of consolidated VIEs:
Variable interest entity notes (includes financial instruments carried at fair value $6,468,103 and $0)
	10,403,123	3,179,712
Long-term debt	427,794	433,132
Derivative liabilities	1,763,680	9,104
Other liabilities	12,380	18,326
Total liabilities	30,747,889	23,093,896
Equity:
Common stock	274,730	274,827
Additional paid-in capital	3,061,479	3,057,733
Retained earnings	1,672,719	2,393,282
Accumulated other comprehensive loss	(274,998)	(940,871)
Treasury stock	(2,223,762)	(2,194,873)
Total shareholders' equity of MBIA Inc.	2,510,168	2,590,098
Preferred stock of subsidiary	14,159	16,778
Total equity	2,524,327	2,606,876
Total liabilities and equity	$33,272,216	$25,700,772

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three Months Ended September 30, 2010	Insurance	Insurance	Services		Wind-down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$81,867	$59,029	$-	$-	$-	$140,896	$(17,912)	$122,984
Refunding premiums earned	18,304	(453)	-	-	-	17,851	(4,303)	13,548
Total premiums earned	100,171	58,576	-	-	-	158,747	(22,215)	136,532

Net investment income	58,595	30,547	370	4,213	20,557	114,282	(1,723)	112,559
Fees and reimbursements	2,282	23,392	16,640	20,685	-	62,999	(47,750)	15,249

Change in fair value of insured derivatives:
Realized gains and other settlements on
insured derivatives	155	552,086	-	-	-	552,241	-	552,241
Unrealized losses on insured derivatives	(18)	(1,043,821)	-	-	-	(1,043,839)	-	(1,043,839)
Net change in fair value of insured derivatives	137	(491,735)	-	-	-	(491,598)	-	(491,598)

Net gains (losses) on financial instruments at fair value and foreign exchange	44,875	144,883	1,160	(61,514)	(117,561)	11,843	-	11,843
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(73)	-	-	-	(73)	-	(73)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	3	-	-	(180)	(177)	-	(177)
Net investment losses related to other-than-temporary impairments	-	(70)	-	-	(180)	(250)	-	(250)
Net gains (losses) on extinguishment of debt	-	-	-	(317)	10,374	10,057	-	10,057
Other net realized gains (losses)	-	(1,048)	-	-	1	(1,047)	-	(1,047)
Revenues of consolidated VIEs:
Net investment income	-	11,116	-	-	9,382	20,498	-	20,498
Net gains (losses) on financial instruments at fair value and foreign exchange	-	(34,414)	-	-	10,787	(23,627)	4,328	(19,299)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Net gains on extinguishment of debt	-	-	-	-	14,155	14,155	-	14,155
Other net realized gains (losses)	-	-	-	-	-	-	-	-

Total revenues	206,060	(258,753)	18,170	(36,933)	(52,485)	(123,941)	(67,360)	(191,301)

Expenses:
Losses and loss adjustment	5,586	(25,097)	-	-	-	(19,511)	-	(19,511)
Amortization of deferred acquisition costs	16,164	25,155	-	-	-	41,319	(35,635)	5,684
Operating	16,964	35,304	18,786	27,119	2,425	100,598	(22,724)	77,874
Interest	-	33,832	-	16,232	43,516	93,580	(12,605)	80,975
Expenses of consolidated VIEs:
Operating	-	4,307	-	-	395	4,702	(449)	4,253
Interest	-	11,047	-	-	5,011	16,058	-	16,058

Total expenses	38,714	84,548	18,786	43,351	51,347	236,746	(71,413)	165,333

Pre-tax income (loss)	$167,346	$(343,301)	$(616)	$(80,284)	$(103,832)	$(360,687)	$4,053	(356,634)

Benefit for income taxes								(143,236)

Net loss								(213,398)

Preferred stock dividends of subsidiary								-

Net loss available to common shareholders								$(213,398)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three Months Ended September 30, 2009	Insurance	Insurance	Services		Wind-down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$96,363	$74,750	$-	$-	$-	$171,113	$(26,699)	$144,414
Refunding premiums earned	46,494	143	-	-	-	46,637	(9,803)	36,834
Total premiums earned	142,857	74,893	-	-	-	217,750	(36,502)	181,248

Net investment income	60,913	47,640	24	6,214	43,359	158,150	(21,521)	136,629
Fees and reimbursements	1,001	42,529	12,686	-	473	56,689	(42,398)	14,291

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	200	(30,482)	-	-	-	(30,282)	-	(30,282)
Unrealized losses on insured derivatives	(11)	(810,178)	-	-	-	(810,189)	-	(810,189)
Net change in fair value of insured derivatives	189	(840,660)	-	-	-	(840,471)	-	(840,471)

Net gains (losses) on financial instruments at fair value and foreign exchange	(330)	31,227	14	(42,591)	(105,254)	(116,934)	-	(116,934)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	(52,386)	(52,386)	-	(52,386)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	20,814	20,814	-	20,814
Net investment losses related to other-than-temporary impairments	-	-	-	-	(31,572)	(31,572)	-	(31,572)
Net gains on extinguishment of debt	-	13,059	-	602	104,182	117,843	-	117,843
Other net realized gains (losses)	-	(19,477)	-	(1)	4,502	(14,976)	-	(14,976)
Revenues of consolidated VIEs:
Net investment income	-	16,427	-	-	3,719	20,146	-	20,146
Net gains (losses) on financial instruments at fair value and foreign exchange	-	10,841	-	-	(3,608)	7,233	-	7,233
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(135,402)	-	-	(11,306)	(146,708)	-	(146,708)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	85,000	-	-	-	85,000	-	85,000
Net investment losses related to other-than-temporary impairments	-	(50,402)	-	-	(11,306)	(61,708)	-	(61,708)
Net gains on extinguishment of debt	-	-	-	-	8,853	8,853	-	8,853
Other net realized losses	-	(40,740)	-	-	-	(40,740)	-	(40,740)

Total revenues	204,630	(714,663)	12,724	(35,776)	13,348	(519,737)	(100,421)	(620,158)

Expenses:
Losses and loss adjustment	28,708	210,052	-	-	-	238,760	-	238,760
Amortization of deferred acquisition costs	33,122	52,806	-	-	-	85,928	(66,032)	19,896
Operating	11,015	44,060	12,543	5,440	10,305	83,363	(6,338)	77,025
Interest	-	34,798	-	16,561	62,134	113,493	(25,335)	88,158
Expenses of consolidated VIEs:
Operating	-	54	-	-	829	883	(795)	88
Interest	-	20,391	-	-	1,587	21,978	-	21,978

Total expenses	72,845	362,161	12,543	22,001	74,855	544,405	(98,500)	445,905

Pre-tax income (loss)	$131,785	$(1,076,824)	$181	$(57,777)	$(61,507)	$(1,064,142)	$(1,921)	(1,066,063)

Benefit for income taxes								(341,530)

Net loss								(724,533)

Preferred stock dividends of subsidiary								3,271

Net loss available to common shareholders								$(727,804)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Nine Months Ended September 30, 2010	Insurance	Insurance	Services		Wind-down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$255,666	$190,365	$-	$-	$-	$446,031	$(59,926)	$386,105
Refunding premiums earned	78,083	3,887	-	-	-	81,970	(18,401)	63,569
Total premiums earned	333,749	194,252	-	-	-	528,001	(78,327)	449,674

Net investment income	176,048	88,214	66	11,632	72,469	348,429	(6,518)	341,911
Fees and reimbursements	19,684	174,344	50,357	65,151	-	309,536	(161,203)	148,333

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	360	453,603	-	-	-	453,963	-	453,963
Unrealized losses on insured derivatives	(56)	(1,717,282)	-	-	-	(1,717,338)	-	(1,717,338)
Net change in fair value of insured derivatives	304	(1,263,679)	-	-	-	(1,263,375)	-	(1,263,375)

Net gains (losses) on financial instruments at fair value and foreign exchange	48,760	130,755	2,133	(79,434)	(137,893)	(35,679)	-	(35,679)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(358)	-	-	(186,887)	(187,245)	-	(187,245)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(3,601)	-	-	147,742	144,141	-	144,141
Net investment losses related to other-than-temporary impairments	-	(3,959)	-	-	(39,145)	(43,104)	-	(43,104)
Net gains (losses) on extinguishment of debt	-	-	-	(327)	27,925	27,598	-	27,598
Other net realized gains (losses)	(101)	18,525	(137)	(1)	(22)	18,264	-	18,264
Revenues of consolidated VIEs:
Net investment income	-	31,888	-	-	16,439	48,327	-	48,327
Net gains on financial instruments at fair value and foreign exchange	-	335,823	-	-	41,855	377,678	16,824	394,502
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Net gains on extinguishment of debt	-	-	-	-	17,685	17,685	-	17,685
Other net realized losses	-	(74,244)	-	-	-	(74,244)	-	(74,244)

Total revenues	578,444	(368,081)	52,419	(2,979)	(687)	259,116	(229,224)	29,892

Expenses:
Losses and loss adjustment	41,744	80,604	-	-	-	122,348	-	122,348
Amortization of deferred acquisition costs	62,835	111,996	-	-	-	174,831	(132,369)	42,462
Operating	46,768	93,574	50,189	79,105	10,533	280,169	(71,292)	208,877
Interest	-	102,413	-	49,281	134,350	286,044	(39,848)	246,196
Expenses of consolidated VIEs:
Operating	-	14,007	-	-	1,507	15,514	(1,610)	13,904
Interest	-	31,702	-	-	11,980	43,682	-	43,682

Total expenses	151,347	434,296	50,189	128,386	158,370	922,588	(245,119)	677,469

Pre-tax income (loss)	$427,097	$(802,377)	$2,230	$(131,365)	$(159,057)	$(663,472)	$15,895	(647,577)

Benefit for income taxes								(249,259)

Net loss								(398,318)

Preferred stock dividends of subsidiary								-

Net loss available to common shareholders								$(398,318)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Nine Months Ended September 30, 2009	Insurance	Insurance	Services		Wind-down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$314,035	$273,328	$-	$-	$-	$587,363	$(94,848)	$492,515
Refunding premiums earned	111,669	2,178	-	-	-	113,847	(18,497)	95,350
Total premiums earned	425,704	275,506	-	-	-	701,210	(113,345)	587,865

Net investment income	152,041	192,277	22	17,250	152,338	513,928	(69,099)	444,829
Fees and reimbursements	1,578	132,897	38,900	-	1,439	174,814	(119,497)	55,317

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	386	33,150	-	-	-	33,536	-	33,536
Unrealized gains (losses) on insured derivatives	(178)	1,222,939	-	-	-	1,222,761	-	1,222,761
Net change in fair value of insured derivatives	208	1,256,089	-	-	-	1,256,297	-	1,256,297

Net gains (losses) on financial instruments at fair value and foreign exchange	6,689	61,072	(526)	(51,140)	111,023	127,118	-	127,118
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	(514,063)	(514,063)	-	(514,063)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	179,197	179,197	-	179,197
Net investment losses related to other-than-temporary impairments	-	-	-	-	(334,866)	(334,866)	-	(334,866)
Net gains on extinguishment of debt	-	13,547	-	2,542	202,455	218,544	5,158	223,702
Other net realized gains (losses)	-	(27,900)	-	(1)	4,502	(23,399)	-	(23,399)
Revenues of consolidated VIEs:
Net investment income	-	63,038	-	-	17,098	80,136	-	80,136
Net gains (losses) on financial instruments at fair value and foreign exchange	-	10,841	-	-	(13,068)	(2,227)	-	(2,227)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(261,132)	-	-	(11,306)	(272,438)	-	(272,438)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	170,369	-	-	-	170,369	-	170,369
Net investment losses related to other-than-temporary impairments	-	(90,763)	-	-	(11,306)	(102,069)	-	(102,069)
Net gains on extinguishment of debt	-	-	-	-	29,395	29,395	-	29,395
Other net realized losses	-	(40,740)	-	-	-	(40,740)	-	(40,740)

Total revenues	586,220	1,845,864	38,396	(31,349)	159,010	2,598,141	(296,783)	2,301,358

Expenses:
Losses and loss adjustment	91,706	111,468	-	-	-	203,174	-	203,174
Amortization of deferred acquisition costs	89,855	168,827	-	-	-	258,682	(192,019)	66,663
Operating	39,379	148,732	33,430	20,985	28,616	271,142	(22,116)	249,026
Interest	-	102,100	-	52,135	217,142	371,377	(83,572)	287,805
Expenses of consolidated VIEs:
Operating	-	241	-	-	2,942	3,183	(2,606)	577
Interest	-	61,061	-	-	11,023	72,084	-	72,084

Total expenses	220,940	592,429	33,430	73,120	259,723	1,179,642	(300,313)	879,329

Pre-tax income (loss)	$365,280	$1,253,435	$4,966	$(104,469)	$(100,713)	$1,418,499	$3,530	1,422,029

Provision for income taxes								547,900

Net income								874,129

Preferred stock dividends of subsidiary								10,484

Net income available to common shareholders								$863,645

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		September 30, 2010
		National Public
		Finance	MBIA	Cutwater
		Guarantee	Insurance	Asset		Wind-down
		Corporation	Corporation	Management	Corporate	Operations	Consolidated

Reported Book Value		$15.80	$4.97	$0.15	($1.20)	($7.16)	$12.56

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax	0.00	18.04	0.00	0.00	0.00	18.04

Less:	Cumulative impairments on insured
	credit derivatives, after tax (1)	0.00	(10.52)	0.00	0.00	0.00	(10.52)

Reverse:	Unrealized (gains) losses included in OCI	(0.48)	(0.04)	0.00	0.01	2.21	1.70

Reverse:	Impact of consolidating certain VIEs (2)	0.00	0.66	0.00	0.00	0.00	0.66

Analytic Book Value (3)		15.32	13.11	0.15	(1.19)	(4.95)	22.44

Plus:	Net unearned premium revenue, after tax (1) (4)	7.85	6.93	0.00	0.00	0.00	14.78

Plus:	Wind-down Operations future spread adjustment (1)	0.00	0.00	0.00	0.00	0.83	0.83

Plus:	Loss provision (5)	(1.05)	(0.89)	0.00	0.00	0.00	(1.94)
Adjusted Book Value (3)		$22.12	$19.15	$0.15	($1.19)	($4.12)	$36.11

		December 31, 2009
		National Public
		Finance	MBIA	Cutwater
		Guarantee	Insurance	Asset		Wind-down
		Corporation	Corporation	Management	Corporate	Operations	Consolidated

Reported Book Value		$13.52	$7.75	$0.37	($1.02)	($7.96)	$12.66

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax	0.00	12.09	0.00	0.00	0.00	12.09

Less:	Cumulative impairments on insured
	credit derivatives, after tax (1)	0.00	(5.89)	0.00	0.00	0.00	(5.89)

Reverse:	Unrealized (gains) losses included in OCI	(0.05)	1.03	0.00	0.00	4.08	5.06

Analytic Book Value (3)		13.47	14.98	0.37	(1.02)	(3.88)	23.92

Plus:	Net unearned premium revenue, after tax (1) (4)	8.32	6.70	0.00	0.00	0.00	15.02

Plus:	Wind-down Operations future spread adjustment (1)	0.00	0.00	0.00	0.00	(0.61)	(0.61)

Plus:	Loss provision (5)	(1.09)	(0.89)	0.00	0.00	0.00	(1.98)
Adjusted Book Value (3)		$20.70	$20.79	$0.37	($1.02)	($4.49)	$36.35
(1)

At September 30, 2010 and December 31, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was 5.00% on Insured Derivative installment revenue, impairments and Wind-down Operations future spread adjustment.

(2)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(3)	A non-GAAP measure.
(4)	The amounts consist of Financial Guarantee premiums, Insured Derivative revenue and deferred commitment/structuring fees.
(5)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.
Net Income (Loss) per Common Share:

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2010	2009	2010	2009
	Basic	($1.06)	($3.50)	($1.96)	$4.15
	Diluted	($1.06)	($3.50)	($1.96)	$4.15

Weighted-Average Number of Common Shares Outstanding:
	Basic	200,529,483	208,219,324	203,239,935	208,278,589
	Diluted	200,529,483	208,219,324	203,239,935	208,278,589

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2010	December 31, 2009 (6)

Policyholders' surplus	$837.0	$591.2
Contingency reserve	1,462.6	1,403.9

Statutory capital	2,299.6	1,995.1

Unearned premium reserve	2,959.1	3,125.5
Present value of installment premiums (1)	260.7	270.3

Premium resources (2)	3,219.8	3,395.8

Loss and loss adjustment expense reserves (1)	82.3	136.0

Total claims-paying resources	$5,601.7	$5,526.9

Net debt service outstanding	$773,607.5	$821,687.6

Capital ratio (3)	336:1	412:1

Claims-paying ratio (4)	173:1	189:1

MBIA Insurance Corporation
	September 30, 2010	December 31, 2009 (6)

Policyholders' surplus	$1,322.8	$1,885.1
Contingency reserve	1,744.1	1,447.7

Statutory capital	3,066.9	3,332.8

Unearned premium reserve	709.6	726.1
Present value of installment premiums (5)	1,734.1	1,739.5

Premium resources (2)	2,443.7	2,465.6

Loss and loss adjustment expense reserves (5)	759.2	561.0

Total claims-paying resources	$6,269.8	$6,359.4

Net debt service outstanding	$270,335.8	$264,562.5

Capital ratio (3)	88:1	79:1

Claims-paying ratio (4)	50:1	48:1
(1)	At September 30, 2010 and December 31, 2009 the discount rate was 5.09%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.
(5)	At September 30, 2010 and December 31, 2009 the discount rate was 6.51%.
(6)	Changed as a result of certain updates described in the Company’s Current Report on Form 8-K filed on June 4, 2010.

CONTACT:
MBIA Inc., Media:
Kevin Brown, +1-914-765-3648
or
Elizabeth James, +1-914-765-3889
or
MBIA Inc., Investor Relations:
Greg Diamond, +1-914-765-3190